FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS April 19, 2007

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $94.5 million for the first quarter ended March 31, 2007, a decrease of 2.4% from $96.8 million for the same quarter of 2006. Net income decreased 97.7% from $3.4 million for the quarter ended March 31, 2006 to $0.08 million for the same quarter of 2007. Diluted earnings per share decreased 96.7% from $0.30 for the quarter ended March 31, 2006 to $0.01 for the same quarter of 2007.

In comparing the financial results of the quarter ended March 31, 2007 to the comparable period of 2006, Jerry D. Orler, President and CEO of the Company, made the following statement:

“Demand for truckload services was softer than any quarter we have experienced in several years. However, freight demand did improve from lows in January and February to a steadier freight environment in March.

“We began the first quarter with more fleet capacity than freight availability. That imbalance was caused by our fleet growth in 2006, our firm stance on rate increases in 2006 and the decelerating freight conditions over the last few quarters. Compounding this problem, we manned over 100 additional tractors that did not previously have drivers during the fourth quarter of 2006, which increased the imbalance between fleet capacity and freight availability, effectively adding 4.3% capacity to our fleet during a soft freight environment. In response to that series of events, we implemented a number of internal programs with the goal of balancing fleet capacity and freight availability by March 31. Due to the improving freight environment in March and the progress achieved with our internal programs, we substantially regained that balance at quarter-end. We will now focus our efforts on freight selection in the coming quarters.

“The lack of revenue volume has applied pressure to our operating margins. However, with a few exceptions, we are generally pleased with our cost structure. While the lack of revenue was the most significant component of the margin erosion, cost pressures also contributed. In particular, the main areas of costs that significantly hindered earnings during the quarter were:

•

Adverse weather conditions throughout a significant portion of our operating areas during the quarter negatively affected our profitability. Not only did weather hamper asset utilization, but it also impacted fuel economy as increased engine idle time and poor road conditions increased fuel costs. Weather-related accidents and adverse claims experience increased our insurance and claims costs.

•

Labor costs grew throughout 2006 as we increased driver pay in response to a challenging driver hiring market and high driver turnover. However, the market for hiring qualified drivers became less challenging in the fourth quarter of 2006, and that trend continued in the first quarter of 2007. Additionally, our internal initiatives to reduce driver turnover at USA Truck have shown dramatic improvements, both year-over-year and sequentially.

“Despite the disappointing results this quarter, we are encouraged by our operating performance in March, which yielded net income of $0.07 per share and an operating ratio of 94.3% for the month.

“Now that we have improved our balance between freight demand and fleet capacity, we are concentrating on achieving the six long-term strategic objectives we addressed in our 2006 Annual Report on Form 10-K. Consistent with those strategic objectives, we repurchased 487,499 shares of the Company’s Common Stock during the first quarter of 2007 and a total of 717,499 shares over the past two quarters. Our current repurchase authorization has 1,776,501 shares remaining.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) and sets forth the percentage relationship of certain items to base revenue for the three-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Three Months Ended March 31,
	2007		2006
Revenue:
Trucking revenue (2)	$92,438		$91,387
USA Logistics revenue (3)	2,035		5,429
Base revenue	94,473	100.0%	96,816	100.0%
Fuel surcharge revenue	17,978		17,392
Total revenue	112,451		114,208
Operating expenses and costs:
Salaries, wages and employee benefits	40,751	43.1	37,684	38.9
Fuel and fuel taxes (4)	33,249	16.2	32,260	15.3
Depreciation and amortization	11,889	12.6	11,216	11.6
Insurance and claims	7,327	7.8	6,368	6.6
Operations and maintenance	5,873	6.2	5,316	5.5
Purchased transportation	3,770	4.0	6,655	6.9
Operating taxes and licenses	1,619	1.7	1,635	1.7
Communications and utilities	952	1.0	834	0.8
Gain on disposal of property and equipment, net	(371)	(0.4)	(113)	(0.1)
Other	5,303	5.6	5,134	5.3
Total operating expenses	110,362	97.8	106,989	92.5
Operating income	2,089	2.2	7,219	7.5
Other expenses (income):
Interest expense	1,151	1.2	929	1.0
Other, net	79	0.1	(62)	(0.1)
Total other expenses, net	1,230	1.3	867	0.9
Income before income taxes	859	0.9	6,352	6.6
Income tax expense	779	0.8	2,904	3.0
Net income	$80	0.1%	$3,448	3.6%
Per share information:
Average shares outstanding (Basic)	11,062		11,349
Basic earnings per share	$0.01		$0.30
Average shares outstanding (Diluted)	11,188		11,643
Diluted earnings per share	$0.01		$0.30

The following tables include key operating statistics for the three-month periods indicated:

Trucking Operations

	Three Months Ended March 31, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	59,254	7,951	6,295	73,500
Empty mile factor (6)	12.6%	16.2%	2.4%	12.1%
Base Trucking revenue per loaded mile	$1.42	$1.56	$1.35	$1.43
Average number of tractors (7)	2,016	320	222	2,558
Average miles per tractor per period	29,392	24,848	28,357	28,733
Average miles per tractor per week	2,296	1,941	2,215	2,245
Average miles per trip (8)	917	493	524	790
Average unmanned tractor percentage (9)	2.6%	3.8%	5.0%	3.0%
Base Trucking revenue per truck per week	$2,857	$2,540	$2,922	$2,823

	Three Months Ended March 31, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	59,203	5,054	6,962	71,219
Empty mile factor (6)	10.1%	12.8%	3.8%	9.6%
Base Trucking revenue per loaded mile	$1.43	$1.52	$1.31	$1.42
Average number of tractors (7)	2,028	191	224	2,443
Average miles per tractor per period	29,193	26,459	31,079	29,152
Average miles per tractor per week	2,281	2,067	2,428	2,278
Average miles per trip (8)	941	558	600	851
Average unmanned tractor percentage (9)	3.9%	6.8%	7.6%	4.5%
Base Trucking revenue per truck per week	$2,924	$2,735	$3,067	$2,922

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)	USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Freight Brokerage and Third Party Logistics divisions.
(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.
Selected Balance Sheet Data:
	(in thousands, except percentage data)
	March 31,	December 31,
	2007	2006
Total assets	$339,079	$339,494
Total equity	152,210	159,558
Total debt, including current maturities	96,076	95,406
Debt to capitalization ratio	38.7%	37.4%

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as the impact of internal programs used to attain a balance of fleet capacity and freight availability or the improvement in driver turnover. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to the business levels of our customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633